Exhibit 2

VOTING AGREEMENT

     This VOTING AGREEMENT (the “Agreement”) is made and entered into as of August 20, 2004, by and among The Robert Mondavi Corporation, a California corporation (the “Company”) and Robert G. Mondavi, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger (together, the “Shareholders”).

     WHEREAS, R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger are directors of the Company and Robert G. Mondavi is the founder and Chairman Emeritus of the Company and the father of R. Michael Mondavi, Timothy J. Mondavi and Marcia Mondavi Borger.

     WHEREAS, each of the Shareholders beneficially owns that number of shares of Class A Common Stock, no par value (the “Class A Stock”), and Class B Common Stock, no par value (the “Class B Stock”) and options to acquire shares of Class A Stock (the “Options”) set forth in Appendix A.

     WHEREAS, as of July 31, 2004, the Company had issued and there were outstanding: 10,678,399 shares of Class A Stock and 5,984,927 shares of Class B Stock.

     WHEREAS, pursuant to Section 310 of the General Corporation Law of the State of California (the “CGCL”), the Board of Directors of the Company has formed a special committee (the “Special Committee”) consisting of four independent directors, and the Special Committee has considered the Class A Exchange Ratio and Class B Exchange Ratio (each as defined below) pursuant to the proposed recapitalization of the Company (the “Recapitalization”), subject to approval by the holders of a majority of the outstanding shares of Class A Stock and the holders of at least 60% of the outstanding shares of Class B Stock, whereby, pursuant to the Merger (defined below), (a) each share of Class A Stock will be converted into one share, par value $0.001 per share (the “Class A Exchange Ratio”) of common stock of The Robert Mondavi Corporation, a wholly-owned subsidiary of the Company (“Mondavi Delaware” or the “Surviving Corporation”) and (b) each share of Class B Stock will be converted into 1.165 shares, par value $0.001 per share (the “Class B Exchange Ratio”) of common stock of Mondavi Delaware.

     WHEREAS, the Special Committee has unanimously determined that the Class A Exchange Ratio and the Class B Exchange Ratio (together, the “Exchange Ratios”) are just and reasonable in accordance with Section 310 of the CGCL, and in connection therewith has received opinions from (a) Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to the effect that, as of August 20, 2004, the Class A Exchange Ratio is fair, from a financial point of view, to the holders of Class A Stock (other than Class A holders who also hold shares of Class B Stock) and (b) Evercore Group Inc. (“Evercore”) to the effect that, as of August 20, 2004, the Class B Exchange Ratio is fair, from a financial point of view, to the holders of Class B Stock; and the Special Committee has recommended that the Board of Directors of the Company approve the Exchange Ratios.

     WHEREAS, the Board of Directors of the Company has unanimously determined that (a) the Exchange Ratios are just and reasonable and (b) the reincorporation of the Company in Delaware, the Recapitalization to be effected pursuant to the Agreement and Plan of Merger, in the form of Exhibit A attached hereto (the “Merger Agreement”), and the merger of the Company with and into Mondavi Delaware, pursuant to the Merger Agreement (the “Merger”), are in the best interest of the Company.

     WHEREAS, the Board of Directors of the Company has unanimously approved the Merger Agreement, has directed that the Merger Agreement be submitted to holders of the Class A Stock (the “Class A Shareholders”) and holders of the Class B Stock (the “Class B Shareholders and, together with the Class A Shareholders, the “RMC Shareholders”) for their approval and has recommended that the RMC Shareholders approve the Merger Agreement.

     WHEREAS, under the Articles of Incorporation of the Company, the CGCL and the Merger Agreement, such approval requires the affirmative vote of a majority of the outstanding shares of Class A Stock and 60% of the outstanding shares of Class B Stock.

     WHEREAS, the Shareholders have (a) been advised by independent advisors in connection with their consideration of the Recapitalization, the Exchange Ratios, the Merger Agreement and this Agreement; (b) without reliance thereon, been informed that Morgan Stanley has delivered to the Special Committee an opinion as to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of Class A Stock (other than Class A holders who also hold shares of Class B Stock) and Evercore has delivered to the Special Committee an opinion as to the fairness, from a financial point of view, of the Class B Exchange Ratio to the holders of Class B Stock; and (c) had an opportunity to ask questions of the Company’s management, the Special Committee and Evercore regarding this transaction.

     WHEREAS, at the request of the Special Committee and the Board of Directors of the Company, the Shareholders have agreed to (a) execute a written consent in the form of Exhibit B, and (b) enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the Company and each of the Shareholders (acting severally) agree as follows:

ARTICLE 1

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce the Shareholders to enter into this Agreement, the Company hereby represents and warrants to each Shareholder as follows:

     Section 1.01. Corporate Power and Authority. Each of the Company and Mondavi Delaware is duly organized, validly existing and in good standing under the laws of the States of California and Delaware, respectively. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and each of the Company and Mondavi Delaware has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Merger Agreement. The execution, delivery and performance of this Agreement by the Company, and of the Merger Agreement by the Company and Mondavi Delaware, have been duly authorized by all necessary corporate action on the part of the Company and Mondavi Delaware, as the case may be, subject to receipt of the requisite approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Class A Stock and the holders of at least 60% of the outstanding shares of Class B Stock. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Shareholder) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

     Section 1.02. No Conflict; Required Filings And Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the Merger Agreement by the Company and Mondavi Delaware, as the case may be, will not, (i) conflict with or violate the Company’s Amended and Restated Articles of Incorporation or its Restated Bylaws, (ii) conflict with or violate Mondavi Delaware’s Certificate of Incorporation or its Bylaws or (iii) conflict with or violate any order, judgment or decree applicable to the Company or Mondavi Delaware or by which the Company or Mondavi Delaware is bound or affected.

     (b) Other than required filings with the states of California and Delaware of the Merger Agreement, required filings with the Securities and Exchange Commission, the approval by Nasdaq of the shares of common stock issued by Mondavi Delaware for trading, and filings which may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Filings”), which HSR Filings do not appear to be required at this time, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the Merger Agreement by the Company and Mondavi Delaware, as the case may be, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Company of the Company’s obligations under this Agreement or the Merger Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     In order to induce the Company to enter into this Agreement, each Shareholder represents and warrants (with respect to itself only, and except in each case as set forth on Appendix A) to the Company as follows:

     Section 2.01. Title to Shares. Except as set forth in Appendix A, such Shareholder beneficially owns and has the power to vote that number of shares of Class A Stock and Class B

Stock as set forth on Appendix A attached hereto, and such Shareholder has good title, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances (collectively, “Encumbrances”), to all its shares of Class A Stock and Class B Stock. Such Shareholder beneficially owns that number of Options set forth on Appendix A and, upon exercise of any of such Options in accordance with their terms, will beneficially own all shares acquired upon exercise of such Options.

     Section 2.02. Required Consents; Authority. Except as set forth with respect to Robert G. Mondavi in Appendix A, such Shareholder has full right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Shareholder and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

     Section 2.03. Written Consent. Such Shareholder has delivered to the Company a written consent in the form of Exhibit B attached hereto.

     Section 2.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which it or such Shareholder’s properties is bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the shares of Class A Stock, Class B Stock and Options owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or such Shareholder’s properties or assets is bound or affected. There is no beneficiary or holder of a proxy, voting agreement, voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated by this Agreement, which has not been obtained or which would not prevent or materially delay the performance by such Shareholder of the Shareholder’s obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Shareholder of the Shareholder’s obligations under this Agreement.

ARTICLE 3

COVENANTS OF THE COMPANY

     In order to induce the Shareholders to enter into this Agreement, the Company covenants as follows:

     Section 3.01. Shareholders’ Meeting. The Company shall use its reasonable best efforts to consummate the Merger as promptly as practicable, and to that end to call, hold and convene a meeting of the RMC Shareholders (the “RMC Shareholders Meeting”) on October 29, 2004, or as promptly thereafter as practicable, for the purpose of seeking approval of the Merger Agreement and the Merger, and the Board of Directors of the Company shall recommend approval of the Merger Agreement and the Merger; provided, however, that nothing in this Section 3.01 shall preclude the Board of Directors of the Company from modifying or withdrawing its recommendation of the Merger Agreement or the Merger if it determines that it is required to do so to comply with its fiduciary obligations to the Company and its shareholders under applicable law. If and upon obtaining such approval, the Company shall cause the Merger and Recapitalization to be effected as promptly as practicable thereafter.

     Section 3.02. Registration Statement; Proxy Materials. The Company shall prepare and file as soon as practicable a registration statement on Form S-4 relating to the issuance of shares pursuant to the Merger which shall include the proxy statement relating to the RMC Shareholders Meeting. Such registration statement shall comply as to form in all material respects with the Securities Act of 1933 and the Securities Exchange Act of 1934, respectively. If, at any time prior to the effective date of the Merger, the Company discovers any information that should be set forth in an amendment or supplement to the registration statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify the Shareholders and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of the Company. The proxy statement shall include the recommendations of the Special Committee and the Board of Directors of the Company to the holders of Class A Stock and Class B Stock that they vote in favor of the Merger Agreement and the Merger; provided, however, that nothing in this Section 3.02 shall preclude the Special Committee or the Board of Directors of the Company from modifying or withdrawing its recommendation of the Merger Agreement or the Merger if it determines that it is required to do so to comply with its fiduciary obligations to the Company and its shareholders under applicable law. The Company shall seek to have the registration statement declared effective as promptly as practicable and the Company shall promptly thereafter mail the proxy statement to its shareholders, all in compliance with applicable law.

     Section 3.03 Listing of Shares of Common Stock. The Company will use its reasonable best efforts to cause the shares of common stock issued by Mondavi Delaware in the Merger to be listed for trading on Nasdaq, subject to official notice of issuance, prior to the effective time of the Merger.

     Section 3.04. Director And Officer Liability. The Company shall cause the Surviving Corporation to do the following:

     (a) The Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the effective date of the Merger to the fullest extent permitted by Delaware Law.

     (b) For six years after the effective date of the Merger, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective date of the Merger covering each such Indemnified Person currently covered by the Company officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 3.04, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year.

     Section 3.05. No Amendment of Mondavi Delaware Certificate of Incorporation or By-laws or the Merger Agreement. The Company will not take any action to cause the amendment of, and will not permit Mondavi Delaware to amend, the Certificate of Incorporation of Mondavi Delaware in the form attached hereto as Exhibit C or the By-laws of Mondavi Delaware in the form attached hereto as Exhibit D prior to the effectiveness of the Merger without the consent of those Shareholders holding a majority of the shares of the Class B Stock owned by the Shareholders (as reflected in Appendix A hereto), which consent shall not be unreasonably withheld. The Company will not amend or abandon the Merger Agreement in the form attached hereto as Exhibit A prior to effectiveness of the Merger without the consent of each Shareholder, which consent shall not be unreasonably withheld.

ARTICLE 4

COVENANTS OF THE SHAREHOLDERS

     In order to induce the Company to enter into this Agreement, each Shareholder severally covenants as follows:

     Section 4.01. Voting; Transfer; Irrevocable Proxy. Each Shareholder agrees to vote all shares of Class A Stock and Class B Stock beneficially owned by him or her, including any shares of Class A Stock or Class B Stock he or she may subsequently acquire, whether by purchase, exercise of options or otherwise (collectively, the “RMC Shares”) (a) with respect to the Class A Stock, in favor of the Merger Agreement and the Merger in the same proportion as Class A Shareholders who are not the Shareholders vote in favor of the Merger Agreement and the Merger, and (b) with respect to the Class B Stock, in favor of the Merger Agreement and the Merger, at the RMC Shareholders’ Meeting (and at every adjournment thereof) and not to knowingly cause or encourage any other person or entity to vote against the Merger Agreement or the Merger. Without the prior written consent of the Company, each Shareholder shall not, directly or indirectly, prior to the receipt by the Company of the approval of the Merger by the requisite vote of its Class A Shareholders and Class B Shareholders, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any RMC Shares or (ii) sell, convert, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, conversion, assignment, transfer, Encumbrance or other disposition of, any RMC Shares during the term of this Agreement or solicit or encourage any such transaction or a proposal or offer for any such transaction. Notwithstanding the preceding sentence, each Shareholder may, without the prior written consent of the Company, (A) pledge or otherwise encumber any of his or her RMC Shares so long as the party to whom such RMC Shares are pledged or by whom such RMC Shares are encumbered (such pledged or encumbered shares the “Pledged RMC Shares”) shall (w) agree in writing pursuant to an assumption agreement reasonably satisfactory to the Company to comply with all provisions of this Section 4.01 as fully as if such party had been an original signatory to this Agreement (an “Assumption Agreement”), with respect to the Pledged RMC Shares, and (x) provide an opinion of counsel reasonably satisfactory to the Company to the effect that such Assumption Agreement is a legal, valid and binding agreement with respect to such party; (B) provided such transfer can be made in compliance with applicable federal securities laws, transfer any of the RMC Shares (such transferred shares the “Transferred RMC Shares”) to any person or entity that (i) was a shareholder of the Company as of February 26, 1993, (ii) is a direct lineal descendant of Robert Mondavi, including adopted persons (if adopted during their minority) and persons born out of wedlock, and excluding foster children and stepchildren; or (iii) is a trust under which any of the persons described in clauses (i) or (ii) above is a beneficiary; provided, that such transferee executes an Assumption Agreement reasonably satisfactory to the Company with respect to the Transferred RMC Shares (which Assumption Agreement shall acknowledge the validity and effectiveness of the proxy granted hereunder); and (C) transfer any of the RMC Shares by operation of law upon death or through intestacy (with the transferee executing, to the extent practicable, as a condition to such transfer, an Assumption Agreement). Nothing in this Section 4.01 (other than clause C) shall entitle any Shareholder or permitted transferee to convert any shares of Class B Stock into Class A Stock prior to the effectiveness of the Merger without the prior written consent of the Company. If and to the extent that the written consent in the form of Exhibit B is invalid or revoked, each of the Shareholders hereby grants to the Company an irrevocable proxy, coupled with an interest, to vote, in accordance with the first sentence of this Section 4.01, each of the RMC Shares at every annual, special or adjourned meeting of the RMC Shareholders (including the right to execute an action by written consent), and hereby appoints and constitutes the Company its true and lawful attorney-in-fact and agent, with respect to such matters, with full power of substitution and resubstitution.

     Section 4.02. Further Assurances. The Shareholders shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company the power to carry out the provisions of this Agreement.

ARTICLE 5

TERMINATION

     Section 5.01. Bases For Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the effective date of the Merger:

     (a) by mutual written consent of the Company (which consent shall have been approved by a majority of the then members of the Special Committee) and each of the Shareholders;

     (b) by the Company or by any Shareholder on behalf of such Shareholder if holders of at least a majority of the outstanding shares of Class A Stock do not vote in favor of the Merger or the Merger Agreement at the RMC Shareholder’s Meeting; or

     (c) by the Company or by any Shareholder on behalf of such Shareholder if the effective date of the Merger does not occur on or prior to March 31, 2005;

provided, however, that the right to terminate this Agreement pursuant to clause (b) or (c) shall not be available to any party whose material breach of any of its representations, warranties, covenants or agreements contained in this Agreement has been the principal cause of the failure of such vote to be obtained or the failure of the effective date to occur on or before such date.

     Section 5.02. Notice of Termination. In the event of termination by the Company or the Shareholders pursuant to this Article 5, written notice thereof shall forthwith be given to the other party or parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     Section 5.03. Effect of Termination. If this Agreement is terminated as described in this Article 5, this Agreement, the proxies granted herein and the Action by the Written Consent of the Shareholders dated August 10, 2004 shall become void and of no further force and effect. Nothing in this Article 5 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination of this Agreement.

ARTICLE 6

MISCELLANEOUS

     Section 6.01. Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     Section 6.02. Entire Agreement. This Agreement (including the appendices and exhibits attached hereto) constitutes the entire agreement among the parties and supersedes all prior agreements, understandings, arrangements or representations by or among the parties, written and oral, with respect to the subject matter hereof.

     Section 6.03. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, other than Section 3.04 hereof which is intended to benefit the Shareholders in their respective capacities as officers and/or directors (present or former) of the Company.

     Section 6.04. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the State of California, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action except in any such court). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of California or of the United States of America, in each case located in the State of California, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement.

     Section 6.05. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.

     Section 6.06. Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto and, in the case of the Company, approved by a majority of the members of the Special Committee as constituted from time to time.

     Section 6.07. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt, requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.07):

     If to Robert G. Mondavi, to:

Robert G. Mondavi
The Robert Mondavi Corporation
841 Latour Court
Napa, California 94558
Fax: (707) 251-4110

     with a copy to:

Farella Braun & Martel
235 Montgomery Street
San Francisco, California 94104
Attention: Frank E. Farella
Fax: (415) 954-4480

     If to R. Michael Mondavi, to:

R. Michael Mondavi
The Robert Mondavi Corporation
841 Latour Court
Napa, California 94558
Fax: (707) 251-4110

     with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: Marty Korman
Fax: (650) 493-6811

     If to Timothy J. Mondavi, to:

Timothy J. Mondavi
Robert Mondavi Winery
7801 St. Helena Highway
Oakville, CA 94562
Fax: (707) 251-4110

     If to Marcia Mondavi Borger, to:

Marcia Mondavi Borger
130 East End Avenue
New York, New York 10028
Fax: (212) 744-0587

     with a copy to:

Satterlee, Stevens, Burke & Burke
230 Park Avenue
New York, New York 10169
Attention: Paul Powers

     If to the Company, to:

The Robert Mondavi Corporation
7801 St. Helena Highway
Oakville, California 94562
Attention: General Counsel
Facsimile No.: (707) 259-9463

     with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94025
Attention: Francis S. Currie
Facsimile No.: (650) 752-3602

     with a copy to:

Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105-2723
Attention: John D. Wilson
Facsimile No.: (415) 616-1199

     Section 6.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (except with respect to any of the Shareholders, by operation of law upon death or through intestacy) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns, executors, heirs or trustees.

     Section 6.09. Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

Robert G. Mondavi

R. Michael Mondavi

Timothy J. Mondavi

Marcia Mondavi Borger

THE ROBERT MONDAVI CORPORATION

By:

Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

APPENDIX A

The following disclosures shall qualify the covenants contained in Section 4.01 of this Agreement:

     Robert G. Mondavi and the Mondavi Living Trust of which Mr. Mondavi is the sole trustee (collectively “Mondavi”) beneficially owns 45,099 shares of Class A Stock of the Company and 1,224,524 shares of Class B Stock of the Company (constituting approximately 20.46% of the outstanding Class B Stock, and of the Class B Shares, 885,951 are currently held in escrow at BNY Western Trust Company to support Mondavi’s pledge agreement to the American Center for Wine, Food and the Arts, which pledge has been satisfied in full; the third party beneficiary of such pledge has not yet signed the requested documents to release such shares from escrow, although it is expected they will do so shortly. Additionally, of the shares of Class B Stock registered in Mondavi’s name, 150,000 shares have been loaned to Mondavi by his three children, 50,000 shares each. Robert G. Mondavi has power to vote all of such 45,099 shares of Class A Stock and 1,224,524 shares of Class B Stock.

     R. Michael Mondavi beneficially owns 77,300 shares of Class A Stock, 1,078,787 shares of Class B Stock (constituting approximately 18.03% of the outstanding Class B Stock) (which number of Class B Shares excludes shares for which R. Michael Mondavi has disclaimed beneficial ownership), 5,000 restricted stock units to be issued as shares of Class A Stock and options to acquire 371,805 shares of Class A Stock. Of the shares of Class B Stock, approximately 675,000 are pledged as collateral for certain margin loan arrangements. R. Michael Mondavi has power to vote all of such 77,300 shares of Class A Stock and 1,078,787 shares of Class B Stock.

     Timothy J. Mondavi beneficially owns no shares of Class A Stock, 665,983 shares of Class B Stock (constituting approximately 11.13% of the outstanding Class B Stock) (which number of Class B Shares excludes shares for which Timothy J. Mondavi has disclaimed beneficial ownership), 1,500 restricted stock units to be issued as shares of Class A Stock and options to acquire 207,394 shares of Class A Stock. Of the shares of Class B Stock, approximately 450,000 are pledged as collateral for certain margin loan arrangements. Timothy J. Mondavi has power to vote all of such 665,983 shares of Class B Stock.

     Marcia Mondavi Borger beneficially owns no shares of Class A Stock, 1,575,517 shares of Class B Stock (constituting approximately 26.32% of the outstanding Class B Stock) (which number of Class B Shares excludes shares for which Marcia Mondavi Borger has disclaimed beneficial ownership) and options to acquire 18,500 shares of Class A Stock.

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

ACTION BY WRITTEN CONSENT
OF THE CLASS B SHAREHOLDERS

EXHIBIT C

CERTIFICATE OF INCORPORATION
OF MONDAVI DELAWARE

EXHIBIT D

BY-LAWS OF MONDAVI DELAWARE